As filed with the Securities and Exchange Commission on November 20, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Pernix Therapeutics Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Maryland	33-0724736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 North Park Place, Suite 201 Morristown, New Jersey	07960
(Address of Principal Executive Offices)	(Zip Code)

PERNIX THERAPEUTICS HOLDINGS, INC. 2017 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

John A. Sedor
Chief Executive Officer
10 North Park Place, Suite 201
Morristown, New Jersey 07960
(800) 793-2145
 (Name and address of agent for service)

(800) 793-2145
(Telephone number, including area code, of agent for service)

With Copies to:

Kenneth R. Piña
Senior Vice President, Chief Legal and Compliance Officer
and Corporate Secretary
10 North Park Place, Suite 201
Morristown, New Jersey 07960
(800) 793-2145

and

Steven J. Abrams
Hogan Lovells US LLP
1735 Market Street, 23rd Floor
Philadelphia, PA 19103
(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2017 Omnibus Incentive Plan
Common Stock, par value $0.01 per share	200,000 (2)	$2.97 (4)	$ 594,000.00	$ 73.96
Common Stock, par value $0.01 per share	2,069,572 (3)	$2.96 (5)	$6,125,933.12	$762.68
Total	2,269,572		$6,719,933.12	$836.64

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock reserved for issuance pursuant to options outstanding under the Registrant's 2017 Omnibus Incentive Plan (the "Plan") as of the date of this Registration Statement, which amount may again become available for grant and issuance under the Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.

(3)

Represents an aggregate of 2,069,572 shares of common stock reserved for future issuance under the Plan, consisting of (a) 800,000 shares of common stock reserved for future issuance under the Plan, (b) 58,612 shares of common stock that were previously available for grant under the Amended and Restated Pernix Therapeutics Holdings, Inc. 2015 Omnibus Incentive Plan (the "2015 Plan") that were transferred to the Plan, (c) 106,293 shares of common stock that were previously available for grant under the Amended and Restated Pernix Therapeutics Holdings, Inc. 2009 Stock Incentive Plan (the "2009 Plan," and, together with the 2015 Plan, the "Prior Plans") that were transferred to the Plan, and (d) 1,104,667 shares of common stock that are subject to outstanding awards (the "Outstanding Award Shares") under the Prior Plans. Pursuant to Section 4.1 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plans are forfeited or otherwise terminated. On November 15, 2017, the stockholders of the Registrant approved the Plan.

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the Plan as of the date of this registration statement.

(5)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of common stock on November 16, 2017, as reported on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)

The Registrant's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Commission on March 28, 2017, as amended by the Registrant's Annual Report on Form 10-K/A filed with the Commission on May 1, 2017;

(b)

The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed with the Commission on May 15, 2017), June 30, 2017 (filed with the Commission on July 27, 2017) and September 30, 2017 (filed with the Commission on November 7, 2017);

(c)

The Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on September 27, 2017, to the extent incorporated by reference into the Registrant's Annual Report on Form 10-K for the year ended December 31, 2016;

(d)

The Registrant's Current Reports on Form 8-K filed with the Commission on Current Reports on Form 8-K as filed on February 3, 2017, March 21, 2017, April 20, 2017, July 20, 2017 (including Item 2.02 and Exhibit 99.1), July 20, 2017 (except Item 7.01 and Exhibits 99.1 and 99.2), as amended by the Registrant's Current Report on Form 8-K/A filed with the Commission on July 21, 2017, August 15, 2017, September 22, 2017, October 17, 2017, November 7, 2017 (except Item 2.02 and Exhibit 99.1) and November 15, 2017; and

(e)

The description of the common stock contained in the Registrant's Current Report on Form 8-A filed with the Commission on February 7, 1997, as amended by that certain Form 8-A filed with the Commission on March 15, 2010, including any amendment or report filed for the purpose of updating such description

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are "furnished" rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland General Corporation Law. Section 2-405.2 of Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a present or former director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director's service in that capacity. Section 2-418(b) of the MGCL permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director's service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. Section 2-418(f) permits a corporation to pay or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of the final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking (that may be unsecured but must be an unlimited general obligation) by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. Section 2-418(j) of the MGCL also requires a corporation to indemnify an officer of the corporation to the same extent that it must indemnify a director as provided in Section 2-418(d) of the MGCL unless limited by the charter and permits a corporation to indemnify and advance expenses to its officers, employees and agents to the same extent that it may indemnify and advance expenses to its directors.

As permitted by the MGCL, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed  in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The indemnification provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, bylaws, a resolution of shareholders or directors, an agreement or otherwise.

A Maryland corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

Our charter and bylaws limit the liability of our directors and officers for money damages to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL.

Our charter and bylaws provide for indemnification of our officers and directors to the fullest extent permitted under MGCL Section 2-418. Our charter and bylaws also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by us in advance of the final disposition of the action, suit or proceeding to the fullest extent permitted under MGCL Section 2-418.

Our charter and bylaws also require us to purchase and maintain director and officer insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Pernix Therapeutics Holdings, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed November 15, 2017).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	Form of Nonqualified Stock Option Agreement for Non-Employee Directors under the Pernix Therapeutics Holdings, Inc. 2017 Omnibus Incentive Plan (filed herewith).

23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

4.1	Pernix Therapeutics Holdings, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed November 15, 2017).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	Form of Nonqualified Stock Option Agreement for Non-Employee Directors under the Pernix Therapeutics Holdings, Inc. 2017 Omnibus Incentive Plan (filed herewith).

23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in in the town of Morristown, the State of New Jersey, on November 20, 2017.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ JOHN SEDOR
John Sedor
Chief Executive Officer and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Pernix Therapeutics Holdings, Inc., hereby severally constitute and appoint John Sedor and Kenneth R. Piña, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Pernix Therapeutics Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ JOHN SEDOR	Chief Executive Officer and Chairman	November 20, 2017
John Sedor	(Principal Executive Officer)

/S/ GRAHAM MIAO	President and Chief Financial Officer	November 20, 2017
Graham Miao	(Principal Financial Officer)

/S/ MICHAEL GOLEMBIEWSKI	Vice President of Accounting and Corporate Controller	November 20, 2017
Michael Golembiewski	(Principal Accounting Officer)

/S/ DENNIS LANGER	Director	November 20, 2017
Dennis Langer

/S/ GABRIEL LEUNG	Director	November 20, 2017
Gabriel Leung

/S/ DOUGLAS SWIRSKY	Director	November 20, 2017
Douglas Swirsky

/S/ JOHN LEONE	Director	November 20, 2017
John Leone